Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

MAXEON SOLAR TECHNOLOGIES, LTD.
(Exact Name of Registrant As Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	944,030(2)	$8.77(3)	$8,279,143.10	0.00015310	$1,267.54
Total Offering Amounts					$8,279,143.10		$1,267.54
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fees Due							$1,267.54

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Maxeon Solar Technologies, Ltd. (the “Registrant”) ordinary shares that become issuable under the Second Amended and Restated 2020 Omnibus Incentive Plan (the “Omnibus Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.
(2)Represents 944,030 of the Registrant’s ordinary shares available for future issuance under the Omnibus Plan.
(3)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.77, which represents the average of the high and low price per share of the Registrant’s ordinary shares on November 7, 2024 as reported on the NASDAQ Global Select Market.